Exhibit 99.1

CyberOptics Reports Third Quarter Operating Results

Minneapolis, MN—October 24, 2013—CyberOptics Corporation (Nasdaq: CYBE) today reported its operating results for the third quarter of 2013 ended September 30:

  Consolidated sales of $8.7 million were down from $9.3 million in this year’s second quarter and $11.6 million in the year-earlier period.
  The operating loss for the quarter of $961,000 was improved from $1.2 million in this year’s second quarter. CyberOptics reported an operating loss of $589,000 in the third quarter of 2012.
  CyberOptics posted a net loss of $774,000 or $0.11 per share in the quarter, including a previously announced one-time income tax benefit of $318,000, compared to the net losses of $1.2 million or $0.17 per share in this year’s second quarter and $447,000 or $0.06 per share in last year’s third quarter.

Kathleen P. Iverson, chief executive officer, commented: “CyberOptics’ disappointing third quarter results reflect lower than expected sales of SMT inspection systems. An anticipated $1.0 million order for our SE500 product for use in laptop PC production, while not lost to a competitor, did not materialize. Third quarter sales were also adversely affected by a slowdown in September orders for inspection systems, as well as below-plan market acceptance of QX600 automated optical inspection (AOI) systems. Partly offsetting the weakness in our inspection systems business was 17% sequential quarterly sales growth of electronic assembly sensors, as we started selling our next-generation LaserAlign and EPV sensors to our largest OEM customer. We also posted moderate sequential quarterly sales growth of our semiconductor products.”

She continued: “Many of the factors that affected our third quarter performance will continue in the fourth quarter. We are forecasting sales of $7.0 to $8.0 million and a net loss for the fourth quarter of 2013 ending December 31. Since we do not anticipate a material near-term recovery in sales, we will be strengthening our commitment to cost control to minimize losses and cash consumption and our focus on market support for our product lines.”

Executive Chairman Dr. Subodh Kulkarni said: “We are encouraged by initial acceptance of our new SE600 solder paste system, which we believe has the improved performance and usability we need to gain SPI market share. Currently the largest issue we face is in the AOI market, which accounts for approximately two-thirds of the total inspection systems market. Customer acceptance of the QX600 AOI inspection system, which is expected to address market segments outside the laptop PC space, has been slower than anticipated, as competitors stress the importance of 3D versus 2D AOI. ”

He continued: “My plan is to focus my efforts on helping CyberOptics leverage its resources to develop new, cutting edge technologies and products. Toward this end, we are developing disruptive 3D technologies for AOI and SPI, which we expect to be market-ready by the start of 2015. We are confident that CyberOptics is pursuing the correct strategic direction of both supporting the market position of our current, high value products and leveraging our capacity to bring world class products and technology to the marketplace.”

CyberOptics ended the third quarter of 2013 with cash and marketable securities of $23.8 million, compared to $25.3 million at the end of the second quarter. During the third quarter, CyberOptics used approximately $1.3 million to repurchase common shares under its $3.0 million share repurchase authorization. Approximately $1.0 million remains available for share repurchases under this authorization.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and loss we achieve in the remainder of 2013; success of anticipated new OEM and end-user opportunities; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

#      #      #

For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 1-480-629-9819 or toll-free at 1-877-941-6009 prior to the start of the call and providing the conference ID: 4645334. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the third quarter conference call will be available one hour after the call at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2013	2012	2013	2012
Revenue	$8,726	$11,558	$24,756	$35,841
Cost of revenue	4,720	6,477	13,737	19,996
Gross margin	4,006	5,081	11,019	15,845
Research and development expenses	1,978	2,129	5,835	6,108
Selling, general and administrative expenses	2,989	3,324	9,340	9,919
Restructuring and severance costs	—	217	—	217
Loss from operations	(961)	(589)	(4,156)	(399)
Interest income and other	(107)	94	(184)	53
Loss before income taxes	(1,068)	(495)	(4,340)	(346)
Provision (benefit) for income taxes	(294)	(48)	(220)	(134)
Net loss	$(774)	$(447)	$(4,120)	$(212)
Net loss per share - Basic	$(0.11)	$(0.06)	$(0.60)	$(0.03)
Net loss per share - Diluted	$(0.11)	$(0.06)	$(0.60)	$(0.03)
Weighted average shares outstanding - Basic	6,784	6,951	6,883	6,940
Weighted average shares outstanding - Diluted	6,784	6,951	6,883	6,940

Condensed Consolidated Balance Sheets (Unaudited)

	Sept. 30, 2013	Dec. 31, 2012
	(Unaudited)
Assets
Cash and cash equivalents	$4,524	$7,340
Marketable securities	7,801	11,438
Accounts receivable, net	7,548	6,129
Inventories	12,457	12,533
Income tax refunds and deposits	789	1,325
Other current assets	1,407	1,338
Deferred tax assets	100	100
Total current assets	34,626	40,203

Marketable securities	11,445	10,435
Intangible and other assets, net	702	758
Fixed assets, net	1,438	1,719
Other assets	195	142
Deferred tax assets	197	363
Total assets	$48,603	$53,620

Liabilities and Stockholders’ Equity
Accounts payable	$4,124	$2,476
Accrued expenses	2,165	2,403
Deferred tax liability	29	29
Total current liabilities	6,318	4,908
Other liabilities	824	1,240
Total liabilities	7,142	6,148

Total stockholders’ equity	41,461	47,472
Total liabilities and stockholders’ equity	$48,603	$53,620

Backlog Schedule (Unaudited):
4th Quarter 2013		$3,747
1st Quarter 2014 and beyond		985
Total backlog		$4,732